AMENDMENT 10

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of February 28, 2025 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Columbia ETF Trust I

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

COLUMBIA ETF TRUST I		ALPS DISTRIBUTORS, INC.

By:	/s/ Daniel J. Beckman	By:	/s/ Stephen Kyllo
Name:	Daniel J. Beckman	Name:	Stephen Kyllo
Title:	President	Title:	SVP & Director

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A: List of Funds of Exhibit 1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following new Appendix A: List of Funds

APPENDIX A

LIST OF FUNDS1

Effective as of February 28, 2025

Columbia Diversified Fixed Income Allocation ETF

Columbia International Equity Income ETF

Columbia Multi-Sector Municipal Income ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced Real Estate ETF

Columbia Research Enhanced Value ETF

Columbia Select Technology ETF

Columbia Short Duration Bond ETF

Columbia Short Duration High Yield ETF

Columbia U.S. Equity Income ETF

Columbia U.S. High Yield ETF

COLUMBIA ETF TRUST I			ALPS DISTRIBUTORS, INC.

By:	/s/ Daniel J. Beckman	By:	/s/ Stephen Kyllo
Name:	Daniel J. Beckman	Name:	Stephen Kyllo
Title:	President	Title:	SVP & Director

1  This List of Funds may be amended upon execution of an updated List of Funds signed by the parties hereto.

1.  Schedule B to this Amendment

2.   General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.